Exhibit 10.1

September 4, 2018

Trey Byus

Lindblad Expeditions

2505 2nd Ave., Suite 300

Seattle, WA 98121

Re:	Amendment No. 1 (the “Amendment”) to Employment Agreement dated as of July 8, 2015 (the “Existing Agreement”)

Dear Trey:

The Company wishes to amend the Existing Agreement as follows:

Section 1(b) of the Existing Agreement shall be amended by replacing it in its entirety with the following:

(b)  Employment Term. The term of employment under this Agreement (the “Term”) shall be for a period beginning on the Effective Date, and ending on the third anniversary of March 31, 2017 subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

Section 2(b) of the Existing Agreement shall be amended by replacing it in its entirety with the following:

(b)  Annual Bonus. During the Term and beginning with calendar year 2018, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee. Executive’s annual compensation under such incentive program (the “Annual Bonus”) shall be targeted at a cash amount of 75% of his Annual Base Salary (the “Target Bonus”), with the expectation that the Annual Bonus will scale upward and downward based on individual and/or actual Company performance, as determined by the Board or the Compensation Committee. Beginning with calendar year 2019, the Target Bonus shall be subject to adjustment, as determined by the Board or the Compensation Committee, on account of any increased equity incentive opportunities; provided, however, that no such adjustment may reduce the Target Bonus to below a targeted cash amount of 65% of the Annual Base Salary without prior written approval by Executive. The payment of any Annual Bonus pursuant to the incentive program shall be subject to all applicable performance determinations as may be made annually by the Board or the Compensation Committee, and Executive’s continued employment with the Company through the date of payment. The Annual Bonus, if any, shall be paid to Executive no later than seventy-five (75) days following the end of the calendar year to which the Annual Bonus relates.

LINDBLAD EXPEDITIONS, 96 MORTON STREET, NEW YORK, NY 10014

1-800-EXPEDITION (800-397-3348); 212-261-9000; FAX: 212-265-3770 WWW.EXPEDITIONS.COM

Section 2(c) of the Existing Agreement shall be amended by replacing it in its entirety with the following:

(c)  Equity Compensation. In addition, during the Term, Executive will be eligible to participate in and may receive additional awards under any of the Company’s equity incentive award plans and programs as in effect from time to time, with any new equity incentive grants made in the sole discretion of the Board or Compensation Committee and with the expectation that Executive will receive an annual equity incentive grant under such equity incentive award plans or programs of the Company. The grant date fair value of Executive’s annual equity incentive grant shall be initially targeted at 100% of his Annual Base Salary, it being understood that all equity incentive grants are made in the sole discretion of the Board or Compensation Committee and may vary year-to-year based on benchmarking, performance or other considerations as may be determined by the Board or Compensation Committee in its discretion.

Except as expressly provided above, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect.

Very truly yours,

Name:
Title:

Agreed to and acknowledged by:

Trey Byus